                                                                     EXHBIT 12.1

                       Ratio of Earnings to Fixed Charges

                                                      Year Ended December 31,
                              --------------------------------------------------------------------
                                     2000         1999         1998         1997         1996
                                     ----         ----         ----         ----         ----
Fixed Charges:
   Interest expense on
     indebtedness
     (including
     amortization of debt
     expense and discount)         $   36,082   $   14,146  $      191   $       446  $       422

   Interest expense on
     portion of rent
     expense
     representative
     of interest                        3,251        2,951       1,299         1,072          843
                                   ----------   ----------  ----------   -----------  -----------

  Total Fixed Charges              $   39,333   $   17,097  $    1,490   $     1,518  $     1,265
                                   ==========   ==========  ==========   ===========  ===========

Earnings (Loss):
   Net loss before
     provision for income
     taxes and cumulative
     effect of change in
     accounting principle          $ (235,331)  $  (41,944)  $ (22,957)    $ (21,148) $    (7,559)
   Fixed charges per
    above                              39,333       17,097        1,490         1,518       1,265
                                   ----------   ----------  ----------   -----------  -----------
  Total Earnings (Loss)            $ (195,998)  $  (24,847)  $ (21,467)     $(19,630) $    (6,294)
                                   ==========   ==========  ==========   ===========  ===========

Ratio of Earnings to
   Fixed Charges                        (4.98)       (1.45)      (14.41)      (12.93)       (4.98)
                                   ==========   ==========  ==========   ===========  ===========

Coverage deficiency (1)            $(235,331)   $  (41,944)  $ (22,957)     $(21,148) $    (7,559)
                                   ==========   ==========  ==========   ===========  ===========

(1) The Company's Coverage deficiency for 2000 includes non-recurring charges aggregating $184,868 arising from purchased in-process research and development and debt conversion expenses of $134,050 and $50,818, respectively.